Exhibit 99.1

Spero Announces Appointment of John C. Pottage, Jr., MD to its Board of Directors

Spero adds broad leadership and scientific expertise to its Board of Directors with appointment of John Pottage

CAMBRIDGE, Mass. August 14, 2018 — Spero Therapeutics, Inc. (Nasdaq:SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant bacterial infections, today announced the appointment of John C. Pottage, Jr., M.D. to its Board of Directors, effective immediately prior to the next regularly scheduled meeting of the Board of Directors on September 21, 2018. Dr. Pottage has more than 20 years of corporate leadership and scientific experience within the biotechnology and pharmaceutical sectors, currently serving as Senior Vice President and Chief Scientific and Medical Officer of ViiV Healthcare, where he oversees research and development, regulatory, safety and medical affairs. Dr. Pottage is succeeding Casper Breum, who has been a long-standing director of Spero since it was a private company and is making a planned transition from the Board, effective upon Dr. Pottage’s appointment.

“We are excited to welcome John to our Board of Directors,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “John’s expansive development, operational, and leadership experience within the infectious disease field will help guide Spero as we continue the rapid advancement of our clinical-stage pipeline in an effort to bring novel therapies to market that address the growing threat of multidrug-resistant bacteria.”

Dr. Mahadevia added, “We would also like to thank Casper for his many contributions to Spero’s Board over the last three years as we’ve emerged into a multi-asset public company.”

Prior to joining ViiV Healthcare, Dr. Pottage served as Senior Vice President and Head of the Infectious Disease Medicine Development Center at GlaxoSmithKline from September 2008 to November 2009, and prior to that, from June 2007 to September 2008, as Vice President of Global Clinical Development of Antivirals at GlaxoSmithKline. From May 2002 to May 2007, Dr. Pottage served as Chief Medical Officer and Senior Vice President of Drug Development of Achillion Pharmaceuticals. Prior to Achillion Pharmaceuticals, Dr. Pottage served as Medical Director of Vertex Pharmaceuticals, and in various positions at Rush University Medical Center.

“This is a transformational time for the company with the initiation of a pivotal Phase 3 trial for SPR994 expected around year-end and multiple clinical catalysts on the horizon,” Dr. Pottage said. “I’m delighted to join the Board and look forward to working with the management team and the board to advance Spero’s robust pipeline.”

Dr. Pottage presently serves on the advisory board of Medicines for Malaria Venture in Geneva, Switzerland. He received his A.B. in biology from Colgate University and his M.D. from Saint Louis University School of Medicine.

About Spero

Spero is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (“MDR”) bacterial infections.

Spero’s lead product candidate, SPR994, is designed to be the first broad-spectrum oral carbapenem-class antibiotic for use in adults to treat MDR Gram-negative infections.

Spero also has a platform technology known as its Potentiator Platform that it believes will enable it to develop drugs that will expand the spectrum and potency of existing antibiotics, including formerly inactive antibiotics, against Gram-negative bacteria. Spero’s lead product candidates generated from its Potentiator Platform are two intravenous, or IV,-administered agents, SPR741 and SPR206, designed to treat MDR Gram-negative infections in the hospital setting.

Spero is also advancing SPR720, its novel oral therapy product candidate designed for the treatment of pulmonary non-tuberculous mycobacterial infection.

For more information, visit https://sperotherapeutics.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, including statements regarding management’s assessment of the results of such preclinical studies and clinical trials, the timing of clinical data, Spero’s cash forecast and anticipated expenses, the sufficiency of its cash resources and the availability of additional non-dilutive funding from governmental agencies beyond any initially funded awards. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Spero’s product candidates will advance through the preclinical development and clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that we periodically make with the U.S. Securities Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Spero Investor Contact:

Sharon Klahre

Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com

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